Exhibit 15.1

April 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by China Mobile Limited (copy attached) pursuant to Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the Form 20-F of China Mobile Limited dated April 28, 2022. We agree with the statements concerning our Firm contained therein, and we have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China